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                                                                  EXHIBIT  12.01

                CRESCENT REAL ESTATE EQUITIES LIMITED PARTNERSHIP

                Computation of Ratio of Earnings to Fixed Charges
                             (dollars in thousands)



                                                                                                 YEAR ENDED DECEMBER 31,
                                                                                           2002           2001           2000
                                                                                        -----------    -----------    -----------

Income before income taxes, minority interests, discontinued operations, cumulative effect of a change in accounting
principle and extraordinary item                                                        $   121,559    $    53,682    $   319,804
Distributions received in excess of earnings from unconsolidated companies                   16,612         13,874          3,897
Equity in (earnings) loss net of distributions received from unconsolidated companies        (3,962)          (476)       (10,641)
Interest Expense                                                                            179,212        182,410        203,197
Portion of rent expense representative of interest                                              900            922            956
Amortization of Deferred Financing Costs                                                     10,178          9,327          9,497
                                                                                        -----------    -----------    -----------

Earnings                                                                                $   324,499    $   259,739    $   526,710
                                                                                        ===========    ===========    ===========


Interest Expense                                                                        $   179,212    $   182,410    $   203,197
Capitalized Interest                                                                         16,984          1,320          1,372
Amortization of Deferred Financing Costs                                                     10,178          9,327          9,497
GMAC Preferred Dividend                                                                       5,723         19,015         17,846
Portion of rent expense representative of interest                                              900            922            956
                                                                                        -----------    -----------    -----------
Fixed Charges                                                                           $   212,997    $   212,994    $   232,868
                                                                                        ===========    ===========    ===========


Ratio of Earnings to Fixed Charges                                                             1.52           1.22           2.26
                                                                                        ===========    ===========    ===========
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